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EX-99.B10(i)

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 2 of Registration Statement No. 333-96775 of First MetLife Investors Variable Annuity Account One on Form N-4 of our report dated April 13, 2004 relating to First MetLife Investors Variable Annuity Account One, and our report dated April 12, 2004 relating to First MetLife Investors Insurance Company, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in the Statement of Additional Information, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 26, 2004